Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)
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                                                                                            Nine months
                                                                                               ended           Year ended
                                                                                           September 30,      December 31,
                                                                                               2006               2005
                                                                                               ----               ----
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Pretax income from operations:
  Net income...........................................................................        $ 90.7             $324.9
  Add income tax expense...............................................................          52.2              178.5
                                                                                               ------             ------

     Pretax income from operations.....................................................         142.9              503.4
                                                                                               ------             ------

Add fixed charges:
  Interest expense on corporate debt...................................................          36.9               48.1
  Interest expense on investment borrowings............................................          14.4               10.2
  Interest added to policyholder account balances .....................................         313.0              419.9
  Portion of rental (a)................................................................           9.8               12.6
                                                                                               ------             ------

     Fixed charges.....................................................................         374.1              490.8
                                                                                               ------             ------

     Adjusted earnings.................................................................        $517.0             $994.2
                                                                                               ======             ======

         Ratio of earnings to fixed charges............................................         1.38X              2.03X
                                                                                                =====              =====

Fixed charges..........................................................................        $374.1             $490.8
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries
  (divided by the ratio of income to pretax income)....................................          44.9               58.9
                                                                                               ------             ------

     Fixed charges plus preferred dividends............................................        $419.0             $549.7
                                                                                               ======             ======

     Adjusted earnings.................................................................        $517.0             $994.2
                                                                                               ======             ======

         Ratio of earnings to fixed charges and preferred dividends....................         1.23X              1.81X
                                                                                                =====              =====
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(a)  Interest portion of rental is estimated to be 33 percent.

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